Exhibit 99.1

ChargePoint Appoints Elaine L. Chao to its Board of Directors

Former U.S. Secretary of Transportation and Secretary of Labor Brings Policy and Mobility Expertise and Further Strengthens Diverse Board of Technology and Energy Experience

December 2, 2021, Campbell, Calif.—ChargePoint Holdings, Inc. (NYSE: CHPT), a leading electric vehicle (EV) charging network, today announced the appointment of Elaine L. Chao to its board of directors.

Secretary Chao has had a distinguished career as a national and global leader in the public, private and nonprofit sectors. She has been confirmed to two Cabinet positions by the United States Senate on a strong bipartisan basis. She served as both 24th U.S. Secretary of Labor and the 18th U.S. Secretary of Transportation. She was the first Asian-Pacific woman to serve in a Presidential Cabinet and is the longest-serving U.S. Cabinet secretary since World War II. Beyond her extensive government service, Secretary Chao has held many corporate and board of director leadership positions in such organizations as News Corp., Ingersoll Rand, Protective Life, Wells Fargo and Dole Food Company. Secretary Chao was also President and CEO of United Way America, Director of the Peace Corps, and a banker with Citicorp and Bank of America. She is currently on the boards of Kroger Co., Hyliion Holdings Corp. and Embark Technology, Inc.

“We are honored to appoint former U.S. Secretary of Transportation and U.S. Secretary of Labor Elaine Chao to our board of directors,” said Pasquale Romano, President and CEO of ChargePoint. “Secretary Chao served under two Presidents and held leadership positions at The United Way of America, Peace Corps and Bank of America. Her policy and transportation experience helps strengthen our diverse board of technology, mobility and energy expertise.”

She earned her master’s in business administration from Harvard Business School after receiving her undergraduate degree in economics from Mount Holyoke College. Recognized for her extensive record of accomplishments and public service, she is also the recipient of 37 honorary doctorate degrees.

For more information about ChargePoint’s board of directors, visit: https://www.chargepoint.com/about/board/.

About ChargePoint

ChargePoint is creating a new fueling network to move people and goods on electricity. Since 2007, ChargePoint has been committed to making it easy for businesses and drivers to go electric with one of the largest EV charging networks and a comprehensive portfolio of charging solutions available today. ChargePoint’s cloud subscription platform and software-defined charging hardware are designed to include options for every charging scenario from home and multifamily to workplace, parking, hospitality, retail and transport fleets of all types. Today, one ChargePoint account provides access to hundreds-of-thousands of places to charge in North America and Europe. To date, more than 90 million charging sessions have been delivered, with drivers plugging into the ChargePoint network approximately every two seconds. For more information, visit the ChargePoint pressroom, the ChargePoint Investor Relations site, or contact ChargePoint’s North American or European press offices or Investor Relations.